Exhibit 99.2

February 15, 2012

Dear Fellow Shareholders,

We continue to be excited about our competitive position and opportunities in the market. We believe that our targeted content, active audiences and innovative capabilities result in success for our customers, which translates into increased market share and growth for TechTarget.

2011 and Q4 Results

Despite the challenging economic environment and a continuation of tight budgets, 2011 was a very successful year for TechTarget. We grew overall revenues 11% over 2010 to $105.5 million. Online revenues were up 12% over 2010 to $92.3 million. Event revenues were up 4% over 2010 to $13.2 million. The inherent operating leverage in our business model as our revenues grow, and a watchful eye on expenses, produced Adjusted EBITDA growth of 28% over 2010 to $25.3 million. A metric that we watch closely is Adjusted EBITDA margin, which was 24% in 2011 compared to 21% in 2010.

In the fourth quarter, we saw medium-sized and smaller technology companies pull back from their past level of commitments, which resulted in what we believe is a temporary deceleration. Overall revenue in Q4 was up 8% over Q4 2010 to $28.9 million. Online revenue for Q4 grew 7% over Q4 2010 to $26.0 million and event revenue grew 11% over Q4 2010 to $2.9 million. Adjusted EBITDA grew 19% over Q4 2010 to $8.5 million. Adjusted EBITDA margin was 29% in the fourth quarter.

Balance Sheet Highlights

Our balance sheet remains strong, with $63.2 million in cash and investments as of December 31, 2011, up from $56.3 million at the end of Q3 2011. We continue to have no outstanding bank debt.

Activity Intelligence Update

We continue to get excellent feedback from our customers about our Activity Intelligence™ platform. The Activity Intelligence dashboard gives marketers and sales representatives an industry-changing view of their prospects with Enhanced Contact Profiles™ and Account IntelligenceTM activity details, including insights on the research activities of technology buying teams across entire companies. By having access to this engagement data, it enables our customers to prioritize their leads and have more informed follow-up conversations, resulting in better productivity and higher ROI. We announced the Activity Intelligence Dashboard in August and rolled it out in September.

Since then, over 100 customers have integrated the Activity Intelligence Dashboard with their internal CRM system, including 7 of our top 10 customers. We are currently averaging over 10 new installations a week.

In January, we introduced a new addition to Activity Intelligence called Nurture and Notify™. This service helps both technology marketers and their sales teams to identify highly active prospects, detect emerging projects, re-target interested buying teams, and accelerate engagement with specific accounts. With Nurture & Notify, once a TechTarget client logs into the Activity Intelligence Dashboard, they will receive detailed email notifications that follow a lead from a campaign as well as other prospects from the same account. A unique feature of the Nurture & Notify service, Your Watchlist™, provides marketers and sales organizations with ongoing views of their leads’ activity, continually updating marketers and sales teams of their leads’ content interests and evolving activities. Additionally, when a lead’s activity shows a notable spike, sales teams are proactively alerted to engage with that lead.

The Nurture & Notify service will be available as of March 1st. Additional charges for this service will be based on a sliding scale ranging between 15 and 25 percent over the cost of the original program.

International Update

In 2009, we began in earnest to migrate our international business from a partnership model to a direct model. We have been able to successfully leverage our assets in the US for our international efforts, including by re-using and translating existing content, and capitalizing on the significant amount of traffic from outside the US on our US websites; also, we inherently benefit based on the fact that the IT industry is so US-centric. Additionally, we have been able to leverage our strong relationships with marketers in the US to win budgets that they have allocated towards their international marketing objectives.

To provide some perspective on our annual International growth rate: in 2009 and 2010, geo-targeted revenue represented approximately 5% and 8%, respectively, of our overall revenue. In 2011, geo-targeted revenue represented approximately 14% of revenue. Going forward, we expect geo-targeted revenues to represent approximately 18% of revenue in 2012, and believe that geo-targeted revenue will represent at least 25% of revenue by 2014, and long term may represent 35% to 40% of overall revenues.

Customer Segment Update

In Q4, revenue from the top 12 Global IT vendors grew over Q4 2010 in the mid-teens. Although we haven’t seen these customers increase their marketing budgets, they have been consistent spenders, even in the face of our economic uncertainty. We continue to benefit as these customers are consistently allocating more of their budgets to online campaigns and more of their online budgets to TechTarget. Our mid-sized customers (our next 100 largest advertisers) and our smaller customers have historically adjusted their spending based on the current macro-economic conditions, and we saw that in Q4. In Q4, both of these customer segments only grew over Q4 2010 in the single digits. In regards to 2012 marketing budgets, we primarily hear from our customers that they expect their budgets to be flat compared to 2011.

Branding Update

Historically, the largest IT vendors tend to spend most of their online advertising dollars on branding campaigns. Based on increased traction from our enhanced branding products, our revenue from that sector grew by a healthy amount in Q4. Overall branding revenue was up 12% in Q4 over Q4 2010. Most of our recent focus has been on a series of new branding offerings, which we refer to collectively as our “TechTarget Engage” portfolio. The objective here is to work with our customers on high-touch, highly-contextually, aligned campaigns in which the success metrics are based around the level of audience interaction with the content of the ads. Revenue from these products was up over 90% in the quarter over Q4 2010. We are excited because we are starting to see concrete evidence that we are now being considered for large branding campaigns, for which we used to be unable to compete.

Organic Traffic Update

Now that the dust has settled from Google’s Panda update, we have seen healthy growth in overall visits, and especially visits from organic search. Both overall visits and visits from organic search were at record highs in Q4. Our experience has been that changes to the Google algorithm, over the long run, benefit web sites that produce high quality, in-depth content, such as ours.

Ziff Davis Enterprise Acquisition by QuinStreet

Many of our competitors are private, and the ones that are public participate in multiple markets and don’t break out their IT-specific revenues. That makes it challenging to compare our results to our competitors. However, some light was recently shed when QuinStreet acquired Ziff Davis Enterprise, which has historically been one of our three main competitors along with International Data Group and United Business Media. According to a filing made by QuinStreet, they bought the Ziff Davis Enterprise assets for $17.5 million. According to press reports, Insight Ventures paid between $150 and $160 million for Ziff Davis Enterprise in 2007. Additionally, according to press reports, QuinStreet is terminating approximately 100 of Ziff Davis Enterprise’s 120 employees.

New CFO Search

Jeff Wakely is resigning effective March 15, to pursue an opportunity at a private company. He will stay on during a transition period to complete the filing of the Company’s Annual Report on Form 10-K. Janice Kelliher, the Company’s current Vice President of Finance, will then serve as interim Chief Financial Officer

2012 Outlook and Q1 Guidance

We are operating under the assumption that the macro-economic environment in 2012 will remain similar to what we are seeing now. Based on this assumption for 2012, we expect online revenues to grow in the low double digits. We expect event revenues to be roughly flat. We expect Adjusted EBITDA to grow more than 20%. We expect our Adjusted EBITDA Margin to be approximately 27%.

For Q1 2012, we expect overall revenues to be between $23.5 million and $24.5 million. We expect online revenue to be between $22.0 million and $22.8 million. We expect event revenues to be between $1.5 million and $1.7 million. We expect Adjusted EBITDA to be between $3.3 million and $3.9 million.

Summary

We remain very confident about our competitive position and believe that we are well-positioned to continue to grow market share in 2012. We are especially excited about the progress that we are making with our Activity Intelligence platform, our international roll-out and our TechTarget Engage portfolio of branding products. We are very pleased with our strong balance sheet, healthy profitability, solid cash flow and expanding margins.

Sincerely,

Greg Strakosch

Chairman, CEO and Co-Founder

Note: Please see our Press Release issued today for further information, including more detailed financial results, and our statement regarding Forward Looking Statements.

Non-GAAP Financial Measures

This Letter includes a discussion of adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to exclude stock-based compensation and restructuring charges. The term “adjusted EBITDA margin” refers to a financial measure which we define as adjusted EBITDA as a percentage of total revenues. The term “adjusted net income” refers to a financial measure which we define as net income adjusted for amortization, stock-based compensation and restructuring charges, as further adjusted for the related income tax impact of the adjustments. The term “adjusted net income per share” refers to a financial measure which we define as adjusted net income divided by adjusted weighted average diluted shares outstanding. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per share are relevant and useful information because it provides us and investors with additional measurements to compare the Company’s operating performance. These measures are part of our internal management reporting and planning process and are primary measures used by our management to evaluate the operating performance of our business, as well as potential acquisitions. The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as one of the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our board of directors. Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying press release.